Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3

(Form Type)

BIOLASE, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share, issuable upon exercise of warrants	Rule 457(c)	1,405,405	$4.36	$6,120,538.78	0.0000927	$567.38

Total Offering Amounts					$6,120,538.78		$567.38

Total Fee Offsets							—

Net Fee Due							$567.38

(1)

All 1,405,405 shares of Common Stock issuable upon exercise of warrants are to be offered by the selling stockholders named herein, which such warrants were acquired by the selling stockholders in a private placement completed in June 2022.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price are based upon the average of the high and low prices for the Registrant’s Common Stock as reported on the Nasdaq Capital Market on August 2, 2022, a date within five business days prior to the filing of this Registration Statement.